January 3, 2003

Private and Confidential

Mr. Victor Cardenas
365 Southborough Drive
West Vancouver, B.C. V7S 1L9

Dear Mr. Cardenas,

Pursuant to Sun Power's recent assignment from Securities Trading Services Inc. of the option to acquire the La Verde Silver Mine (the "Property") we are pleased to confirm the following basic terms of your employment effective upon Sun Power's acquisition of the Property:

  Sun Power will immediately upon closing of the acquisition of the Property, cause its proposed operating Mexican subsidiary ("NEW-MEX") to enter into a consultancy agreement whereby you shall serve as the President of NEW MEX for a minimum period of 5 years with the following compensation:
    a base salary of $12,000 per month subject to annual review by the CFO of Sun Power;
    an annual cash bonus equal to a % of the net after tax earnings derived from the commercial operations of the Property; such % to be determined by the CFO of Sun Power and approved by the compensation committee of Sun Power;
    all reasonable and acceptable expenses as incurred by you in your day to day activities as President of NEW-MEX. This shall include all costs associated with relocation and transportation.
    a stock option program as set by the Sun Power compensation committee;
    a benefits package including health, dental and disability coverage etc;

Upon your acceptance of the above terms, we will prepare a standard employment contract which will also include a definition of duties, termination, confidentiality and other standard terms and conditions in a contract of this nature.

Sincerely,

/s/ Andrew Schwab
Andrew Schwab
President